RALLY

Bill of Sale

As of December 4, 2020

This bill of sale (the “Bill of Sale”) records the purchase between RSE Archive, LLC (“Purchaser” or “us”) and Sotheby’s (“Seller”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”). This Bill of Sale may be modified or amended only with the prior written consent of Purchaser.

Asset:	#92JORDAN
Description:	1992 Michael Jordan Game Worn and Dual Signed Nike Air Jordan VII's
Total Acquisition Cost:	$ 36,000.00
Consideration: Cash (%) Equity (%) Total	$ 36,000.00 (100%) $ 0 (0%) $ 36,000.00 (100%)